FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-172863
333-172863-01
November 28, 2011
CFCRE Commercial Mortgage Securities Trust 2011-C2
CFCRE Commercial Mortgage Securities Trust 2011-C2 $774MM FIXED-RATE CMBS NEW ISSUE
Joint Bookrunners & Co-Lead Managers: Cantor Fitzgerald & Co., Barclays Capital and Deutsche Bank Securities
Co-Managers: CastleOak Securities, Nomura Securities International
Rating Agencies: Fitch, Moody’s
Mortgage Loan Seller: Cantor Commercial Real Estate Lending, L.P.
Directing Certificateholder: LNR
Special Servicer: LNR
Master Servicer: Bank of America, National Association
Operating Advisor: Trimont Real Estate Advisors, Inc.
PUBLIC CERTIFICATES (OFFERED)

		Size	WAL	Principal		Certif.	NOI Debt
Class	F/M	($MM)	(Yrs)	Window	C/E	LTV	Yield
A-1	AAA(sf)/Aaa(sf)	$52.3	2.42	1/12-5/16	30.000%	44.2%	16.8%
A-2	AAA(sf)/Aaa(sf)	$341.4	4.81	5/16-12/16	30.000%	44.2%	16.8%
A-3	AAA(sf)/Aaa(sf)	$34.1	7.30	12/16-4/21	30.000%	44.2%	16.8%
A-4	AAA(sf)/Aaa(sf)	$114.0	9.49	4/21-6/21	30.000%	44.2%	16.8%
PRIVATE CERTIFICATES (NON-OFFERED)

		Size	WAL	Principal		Certif.	NOI Debt
Class	F/M	($MM)	(Yrs)	Window	C/E	LTV	Yield
A-J	AAA(sf)/Aaa(sf)	$78.4	9.64	6/21-10/21	19.875%	50.6%	14.6%
B	AA(sf)/Aa2(sf)	$28.1	9.90	10/21-11/21	16.250%	52.9%	14.0%
C	A(sf)/A2(sf)	$31.9	9.92	11/21-11/21	12.125%	55.5%	13.4%
D	BBB+(sf)/Baa1(sf)	$18.4	9.92	11/21-11/21	9.750%	57.0%	13.0%
E	BBB-(sf)/Baa3(sf)	$28.1	9.98	11/21-12/21	6.125%	59.3%	12.5%
F-NR	*PREVIOUSLY PLACED*
X-A	AAA(sf)/Aaa(sf)	$620.2	N/A	N/A	N/A	N/A	N/A
X-B	NR/Aaa(sf)	$153.9	N/A	N/A	N/A	N/A	N/A
COLLATERAL SUMMARY
- Pool Balance: $774.09MM
- Number of Loans: 51
- Number of Properties: 72
- Wtd Avg UW NCF DSCR: 1.56x
- Wtd Avg UW NOI Debt Yield: 11.7% WA
- Wtd Avg Cut-off LTV: 63.9%
- Wtd Avg Maturity LTV: 56.5%
- Wtd Avg Mortgage Rate: 5.6675%
- Wtd Avg Rem Term to Maturity: 89 Months
- Wtd Avg Orig Amort Term: 347 Months
- Orig Term to Maturity: 0.6% 3 Yrs; 46.4% 5 Yrs; 53.0% 10 Yrs

- Prepayment Protection: 94.7% Defeasance; 5.3% Greater of 1% or Yield Maintenance
- Loan Purpose: 76.5% Refinance; 8.3% Recapitalization; 7.7% Acquisition; 7.6% Acq/Refi
- Property Types: Retail 44.6%; Office 17.9%; Hospitality 15.0%
- Top 5 States: CA 26.3%; MI 14.1%; VA 9.5%; CO 6.8%; TX 5.7%
- Top 5 / 10 Loans%: 41.0% / 57.3%
- Avg Cut-off Date Loan Balance: $15.2MM / 2.0%
ROADSHOW & TIMING
Offering Materials: Term Sheet, Free Writing Prospectus and Annex A attached
Investor Group Call — TUE 11/29 @ 3:00p EST, 888-771-4371, password 31265874 Boston Bfast — WED 11/30 @ 8:30a, Boston Harbor Hotel Hartford Lunch — WED 11/30 @ 12:00, Hilton Hartford (315 Trumbull Street) Minneapolis Bfast — WED 11/30 @ 7:45a, Westin Hotel Chicago Group Mtg — WED 11/30 @ 2:00p, Cantor offices (222 West Adams) NYC Calls/Meetings: Available starting TUE 11/29 — Call sales coverage Anticipated Pricing: Early week of 12/5 Anticipated Settlement: On or about 12/15
CANTOR CMBS TRADING DESK CONTACTS
Geordie Walker 212-829-5259
Clark Andresen 212-829-5259
The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-172863) for the offering to which this communication relates. Before you invest, you should read the base prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-443-0083 or by email to ccreprospectus@cantor.com.
The Private Certificates identified above have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other federal or state securities laws. To be eligible to view these materials or make an investment decision with respect to the securities, investors must be: (1) “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act), (2) institutions that are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act or (3) persons that are non-U.S. persons outside of the United States within the meaning of and in compliance with Regulation S under the Securities Act. This announcement is being sent at your request and by accepting this e-mail and accessing the attached materials you shall be deemed to have represented to us that you and any customers you represent satisfy the requirements in (1), (2) or (3) of the preceding sentence.
This announcement (which includes the attached files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.
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